UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Vermillion, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

The materials provided hereon are intended to amend and replace the soliciting material under §240.14a-12 on Schedule 14A filed by Vermillion, Inc. (the “Company”) with the Securities and Exchange Commission on March 7, 2012 (the “Soliciting Material”), for the purpose of including a general description of the nature of the unsuccessful claim referenced in the Soliciting Material as being brought in 2011 by a certain Company stockholder, as well as the relief requested, the court involved and the disposition thereof, and to amend the information captioned “Important Additional Information” to include a description of the direct or indirect interests of certain persons who may be deemed to be participants in the solicitation of proxies in connection with the Company’s 2012 annual meeting of stockholders.

VERMILLION, INC. ACKNOWLEDGES RECEIPT OF DIRECTOR NOMINATIONS

Vermillion, Inc. (the “Company” or “Vermillion”) acknowledges that it has received notice from György B. Bessenyei of his intention to nominate two individuals – Robert S. Goggin and Gregory V. Novak – to the Company’s Board of Directors at its 2012 annual meeting of stockholders.

Vermillion is reviewing Mr. Bessenyei’s notice for compliance with the Company’s governing documents and applicable law.

Mr. Bessenyei, Mr. Goggin and Mr. Novak (the “Group”) also filed with the U.S. Securities and Exchange Commission a press release dated as of February 29, 2012 and other soliciting materials regarding the Group’s intended nominations for directors at the Company’s 2012 annual meeting of stockholders.

The Company’s Board of Directors (the “Board”) notes that it and the Company’s management team are committed to acting in the best interests of the Company and all of its stockholders, and are receptive to productive dialogue with the Company’s stockholders. The Company notes that, neither prior to nor contemporaneously with the Group’s press release, did Mr. Goggin or Mr. Novak contact the Company to introduce himself, to discuss his desire to be a member of the Board, or to share any suggestions that would benefit the Company and all stockholders, and therefore the Company has no comment regarding the nominees at this point in time.

The Company’s experience with Mr. Goggin is limited to his participation in an unsuccessful legal action against the Company and its Board during 2011 relating to corporate governance matters. On May 9, 2011, Mr. Goggin filed a complaint in the Court of Chancery of the State of Delaware, naming the Company and members of its Board as defendants. In the complaint, Mr. Goggin sought to enjoin the 2011 annual meeting of stockholders that was set to take place on June 6, 2011. On May 24, 2011, Mr. Goggin filed a motion for preliminary injunctive relief to enjoin the 2011 annual meeting of stockholders. On June 3, 2011, the Court of Chancery denied the motion, and the Company’s 2011 annual meeting of stockholders was held on June 6, 2011. On June 29, 2011, Mr. Goggin filed a notice of voluntary dismissal, and the complaint was dismissed.

The Company notes that from the biographies submitted of Mr. Goggin and Mr. Novak, both nominees are attorneys who have spent their careers in private practice, with no apparent experience in medical diagnostics, and no apparent public company board or management experience.

The Company notes that the Board consists of seven highly qualified and experienced directors with considerable management experience in medical diagnostics and other healthcare products, two of whom are up for re-election at the Company’s 2012 annual meeting of stockholders.

The Company would advise its stockholders to be cautious with regard to the sales predictions and valuations contained in the recent communications from the Group, as the Company has no knowledge of the basis of these claims and cannot be certain that all of the pertinent facts are known and have been considered.

The Company remains committed to enhancing stockholder value and will evaluate all nominees and make recommendations that it believes are in the best interests of the Company’s stockholders.

Paul Hastings LLP is serving as legal advisor to Vermillion.

Important Additional Information

In connection with its 2012 annual meeting of stockholders, the Company will file with the Securities and Exchange Commission (“SEC”) a proxy statement and other documents regarding the 2012 annual meeting, and will also mail to each stockholder of record entitled to vote at the 2012 annual meeting the definitive proxy statement and a proxy card. STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2012 PROXY STATEMENT AND ANY OTHER SOLICITING MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. When they are available, the proxy statement and other documents relating to the 2012 annual meeting of stockholders may be obtained free of charge from the SEC’s Electronic Data Gathering Analysis and Retrieval system (“EDGAR”) at www.sec.gov or from the Company at its website, www.vermillion.com, under Investors – SEC Filings.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the Company’s 2012 annual meeting of stockholders. Members of the Board, the executive officers of the Company, and their respective affiliates beneficially own an aggregate of approximately 5.76% of the outstanding shares of the Company’s common stock in the aggregate as follows:

•

James S. Burns, Chairman of the Board, beneficially owns 129,107 shares or approximately 0.86% of the outstanding shares of the Company’s common stock (which includes 40,400 shares issuable upon exercise of options exercisable within 60 days hereof);

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William Creech, Vice President of Sales and Marketing, beneficially owns 20,287 shares or approximately 0.14% of the outstanding shares of the Company’s common stock (which includes 5,206 shares issuable upon exercise of options exercisable within 60 days hereof and 1,666 shares of restricted stock that will be vested within 60 days of the date hereof);

•

John F. Hamilton, Director, beneficially owns 118,707 shares or approximately 0.80% of the outstanding shares of the Company’s common stock (which includes 30,000 shares issuable upon exercise of options exercisable within 60 days hereof);

•	Bruce Heubner, Director, beneficially owns 40,427 shares or approximately 0.27% of the outstanding shares of the Company’s common stock;

•	Donald Munroe, Ph.D., Chief Scientific Officer and Vice President of Research and Development, does not beneficially own any shares of the Company’s common stock;

•

Gail S. Page, President, CEO and Director, beneficially owns 441,006 shares or approximately 2.91% of the outstanding shares of the Company’s common stock (which includes 272,765 shares issuable upon exercise of options exercisable within 60 days hereof and 7,084 shares of restricted stock that will be vested within 60 days of the date hereof);

•	Peter S. Roddy, Director, beneficially owns 33,700 shares or approximately 0.23% of the outstanding shares of the Company’s common stock;

•

Eric Schoen, Chief Accounting Officer, beneficially owns 27,426 shares or approximately 0.18% of the outstanding shares of the Company’s common stock (which includes 5,901 shares issuable upon exercise of options exercisable within 60 days hereof);

•	Carl Severinghaus, Director, beneficially owns 27,500 shares or approximately 0.18% of the outstanding shares of the Company’s common stock; and

•	William C. Wallen, Director, beneficially owns 41,200 shares or approximately 0.28% of the outstanding shares of the Company’s common stock.

The number of shares of common stock deemed outstanding and used in the denominator for determining percentage ownership for each person equals (i) 14,900,831 shares of common stock outstanding as of the date hereof, plus (ii) such number of shares of common stock as are issuable pursuant to restricted stock units, options, warrants or convertible securities held by that person (and excluding restricted stock units, options, warrants and convertible securities held by other persons) which may be exercised within 60 days of the date hereof. Additional information concerning the Company’s directors and officers is available in the Company’s proxy statement for the its 2011 annual meeting of stockholders filed with the SEC on April 28, 2011, as well as in other public filings made by the Company with the SEC.

Forward-Looking Statements

Certain matters discussed herein contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that patients will not be able to receive reimbursement for Vermillion’s tests from third party payors such as private insurance companies and government insurance plans; (5) uncertainty whether Vermillion will successfully license or otherwise successfully partner with third parties to commercialize its future products; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid or more volatile; and (7) other factors that might be described from time to time in Vermillion’s filings with the SEC. All information herein is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

This should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available via EDGAR at www.sec.gov.

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women’s health. Additional information about Vermillion can be found at www.vermillion.com.

Investor Relations Contact:

Liolios Group, Inc.

Ron Both

Tel 949-574-3860

VRML@liolios.com